Exhibit 99.2

JARDEN CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP

For the three and nine months ended September 30, 2013 and 2012

In millions

		For the three months ended			For the nine months ended
		September 30, 2013	September 30, 2012	Inc/(Dec) %	September 30, 2013	September 30, 2012

Reconciliation of Non-GAAP measure:
Net income		$ 94.9	$ 76.9		$166.9	$ 195.2

	Income tax provision	51.9	45.8		94.3	115.7
	Interest expense, net	47.5	46.1		143.3	135.8
	Loss on early extinguishment of debt	-	-		25.9	-
	Depreciation and amortization	39.6	38.7		115.8	109.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)
		233.9	207.5		546.2	556.6

Other adjustments:
	Fair market value adjustment to inventory	5.9	6.0		10.9	6.0
	Venezuela devaluation and other charges	-	-		29.0	-
	Reorganization costs, net	3.0	9.3		4.4	9.3
	Acquisition and integration related costs	6.8	12.5		6.8	12.5
AS ADJUSTED EBITDA (SEGMENT EARNINGS)		$ 249.6	$ 235.3		$597.3	$ 584.4

Net Sales		1,800.8	1,705.9
As Adjusted EBITDA (Segment Earnings) margin		13.9%	13.8%	0.1%

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis.

Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the three and nine months ended September 30, 2013:

	For the three months ended September 30, 2013

	Outdoor Solutions	Consumer Solutions		Branded Consumables		Process Solutions	Elimination		Consolidated

Reconciliation of Non-GAAP measure:
Net sales growth	2.0%	5.4%		11.4%		4.9%	15.7%		5.6%
Foreign exchange	2.1%	3.2%		(0.4%	)	0.2%	(0.6%	)	1.6%
(Acquisitions)/exited business, net	- %	(1.2%	)	(4.6%	)	- %	- %		(1.6%)

Organic net sales growth	4.1%	7.4%		6.4%		5.1%	15.1%		5.6%

	For the nine months ended September 30, 2013

	Outdoor Solutions	Consumer Solutions		Branded Consumables		Process Solutions	Elimination		Consolidated

Reconciliation of Non-GAAP measure:
Net sales growth	1.6%	6.6%		10.9%		5.0%	15.0%		5.4%
Foreign exchange	1.7%	2.8%		0.2%		0.1%	(0.2%	)	1.5%
(Acquisitions)/exited business, net	- %	(3.4%	)	(5.8%	)	- %	- %		(2.4%)

Organic net sales growth	3.3%	6.0%		5.3%		5.1%	14.8%		4.5%

	For the three months ended June 30, 2013

	Consumer Solutions

Reconciliation of Non-GAAP measure:
Net sales growth	9.8%
Foreign exchange	3.4%
(Acquisitions)/exited business, net	(4.8%	)

Organic net sales growth	8.4%

	For the three months ended September 30,

	2013	2012	Inc/ (Dec)

GROSS MARGIN (%)
Gross margin as reported	29.1%	29.4%	(0.3)%
Fair market value adjustment to inventory	0.3%	0.3%	-
Accelerated depreciation	0.1%	0.3%	(0.2)%

Adjusted gross margin	29.5%	30.0%	(0.5)%

	For the three months ended September 30,

	2013	2012

INTEREST EXPENSE, NET
Interest expense, net as reported	$47.5 M	$46.1 M
Original issue discount amortization	(4.9)M	(0.3)M

Adjusted interest expense, net	$42.6 M	$45.8 M

	For the three months ended September 30, 2013

	Outdoor Solutions	Consumer Solutions

Segment Earnings Margin
Segment Earnings	$89.7	$81.2
Net Sales	$670.6	$537.4

Segment Earnings Margin	13.4%	15.1%

	For the three months ended September 30,

	Branded Consumables

	2013	2012	Inc/ (Dec)

Segment Earnings Margin
Segment Earnings	$88.4	$72.3
Net Sales	$511.1	$459.0

Segment Earnings Margin	17.3%	15.7%	1.6%

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